EXHIBIT 10.25

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of November 10 2004, by and between Kana Software, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1. DESCRIPTION OF EXISTING OBLIGATIONS: Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated July 10, 2000, as amended or modified from time to time, (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Ten Million Dollars ($10,000,000). The Loan Agreement has been modified pursuant to, among other documents, a Loan Modification Agreement dated December 28, 2001, pursuant to which, among other things, the Committed Revolving Line was decreased to Three Million Dollars ($3,000,000). The Loan Agreement was further modified pursuant to, among other documents, a Loan Modification Agreement dated November 22, 2002, pursuant to which, among other things, the Committed Revolving Line was increased to Five Million Dollars ($5,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in an Intellectual Property Security Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A.	Modification(s) to Loan Agreement.

1.	Sub letter (b) under Section 2.3 entitled “Interest Rate, Payments” is hereby amended in part to provide that interest is payable on the 9th of each month.

2.	Section 6.6 entitled “Intentionally Omitted” is hereby deleted and replaced with “Primary Accounts” and is to read as follows:

Borrower will maintain its primary operating accounts with Bank.

3.	Section 6.10 entitled “Minimum Unrestricted Cash” is hereby amended in its entirety to read as follows:

Borrower shall maintain at least $7,000,000 in unrestricted cash and cash equivalents with or through Bank at all times. If Borrower fails to comply with the Compensating Balance for ten (10) consecutive Business Days, it shall not be deemed as an Event of Default, provided that Borrower pays Bank a one time fee of Ten Thousand Dollars ($10,000). However, it shall not be construed in any way as to cure Borrower’s violation of any other Event of Default under the Loan Agreement or Bank’s agreement to (i) waive any other Event of Default under the Loan Agreement or (ii) forbear from exercising its right and remedies if an Event of Default, exists or continues under the Loan Agreement.

4.	Section 6.11 entitled “Minimum Unrestricted Cash on Balance Sheet” is hereby amended to read as follows:

Borrower shall maintain at least $13,000,000 in unrestricted cash on its balance sheet at all times and tested monthly.

5.	Section 7.3 entitled “Mergers and Acquisitions” is hereby amended to read as follows:

Merge or consolidate with another corporation or entity (except that a Subsidiary may merge or consolidated with or into another Subsidiary or Borrower), or acquire all or substantially all of the capital stock or property of a Person other than a Subsidiary; provided that Borrower or any of its Subsidiaries may merge or consolidate with another corporation or entity or acquire all of substantially all of the capital stock or property of a Person other than a Subsidiary, if (a) a Default or Event of Default shall not have occurred and be continuing and would not occur as a result of such transaction, and (b) Borrower survives such transaction.

6.	The following defined term under Section 13.1 entitled “Definitions” is hereby amended to read as follows:

“Revolving Maturity Date” is November 9, 2005

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6. PAYMENT OF LOAN FEE. Borrower shall pay Bank a fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500) (“Loan Fee”) plus all out-of-pocket expenses.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

KANA SOFTWARE, INC.		SILICON VALLEY BANK

By:	/s/ John Thompson	By:	/s/ Nick Tsiagkas
Name:	John Thompson	Name:	Nick Tsiagkas
Title:	EVP, CFO	Title:	VP Relationship Manager